UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2013

GRIFFON CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-06620	11-1893410
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 18th Floor New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 957-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 28, 2013, Griffon Corporation (the “Company”) and certain of its subsidiaries entered into (i) an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with JPMorgan Chase Bank, N.A. (the “Administrative Agent”), Deutsche Bank Securities Inc., as syndication agent, Wells Fargo Bank, National Association, HSBC Bank USA, N.A and RBS Citizens, N.A., as co-documentation agents, and the other lenders party thereto, and (ii) an amendment to the Guarantee and Collateral Agreement (the “Guarantee and Collateral Agreement”), dated March 18, 2011, in favor of the Administrative Agent for the benefit of the Lenders.

The Amended Credit Agreement provides for a revolving credit facility (the “Facility”) in the aggregate principal amount of $225 million (increased from $200 million), and includes a letter of credit sub-facility with a limit of $60 million (increased from $50 million), a multi-currency sub-facility of $50 million and a swingline sub-facility with a limit of $30 million.

Borrowings under the Facility may be repaid and re-borrowed at any time, subject to final maturity of the Facility or the occurrence of an event of default under the Amended Credit Agreement. Maturity of the Facility has been extended to March 28, 2018 (from March 18, 2016), except that if the Company’s 7-1/8 Senior Notes due 2018 are still outstanding on October 1, 2017, the Facility will mature on October 1, 2017.

Except for dispositions that, in the aggregate, do not exceed 17.5% of the consolidated assets of the Company and subject to certain reinvestment rights and other exceptions, we will be required to make repayments (and reduce the commitments) under the Facility upon the disposition of certain of our assets.

Interest is payable on the outstanding aggregate principal amount of the Facility at either a LIBOR or Base Rate benchmark rate plus an applicable margin, which will decrease based on our financial performance. Current margins are 1.25% (compared to 1.75% prior to the amendment) for Base Rate loans and 2.25% (compared to 2.75% prior to the amendment) of LIBOR loans, in each case without a floor.

The Facility contains the following three financial maintenance tests:

•	A consolidated leverage ratio that is calculated as a ratio of consolidated net funded debt to consolidated EBITDA. This ratio is currently set at 5.00:1.00 but will step-down over the life of the Facility.

•	A consolidated senior secured leverage ratio that is calculated as a ratio of consolidated senior secured funded debt to consolidated EBITDA. This ratio is set at 2.5:1.

•	A consolidated interest coverage ratio that is calculated as a ratio of consolidated EBITDA to consolidated interest expense. This ratio is set at 2.75:1.

Other material terms of the Facility include customary affirmative and negative covenants and events of default. Certain restrictions that we are subject to include, without limitation, restrictions on indebtedness, liens, restricted payments and investments. Under the Amended Credit Agreement certain of these covenants, such as those relating to restricted payments and acquisitions, were modified to provide the Company with additional operating flexibility.

Pursuant to the Guarantee and Collateral Agreement, as amended, borrowings under the Amended Credit Agreement are guaranteed by our material domestic subsidiaries, and are secured on a first priority basis by (i) all of our assets and all of the assets of our material domestic subsidiaries, and (ii) a pledge of not greater than two-thirds of the equity interest in each of our material, first-tier foreign subsidiaries. None of our foreign subsidiaries guarantee our obligations under the Amended Credit Agreement. The Guarantee and Collateral Agreement was amended in response to certain recent regulatory modifications to the Commodity Exchange Act.

A copy of the Amended Credit Agreement is filed herewith as Exhibit 99.1, and a copy of the amendment to the Guarantee and Collateral Agreement is filed herewith as Exhibit 99.2. The foregoing descriptions of the Amended Credit Agreement and amendment to the Collateral and Guaranty Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements.

On April 1, 2013, the Company issued a press release announcing the Company’s entry into the Amended Credit Agreement. This press release is filed herewith as Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits

(d)     Exhibits

Exhibit
Number	Exhibit Title
99.1	Amended and Restated Credit Agreement, dated as of March 28, 2013, by and among Griffon Corporation, JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Securities Inc., as syndication agent, Wells Fargo Bank, National Association, HSBC Bank USA, N.A and RBS Citizens, N.A., as co-documentation agents, and the other lenders party thereto.
99.2	Amendment, dated as of March 28, 2013, to Guarantee and Collateral Agreement, dated as of March 18, 2011, by Griffon Corporation and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent
99.3	Press Release, dated April 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2013	GRIFFON CORPORATION.

	By:	/s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Exhibit Title
99.1	Amended and Restated Credit Agreement, dated as of March 28, 2013, by and among Griffon Corporation, JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Securities Inc., as syndication agent, Wells Fargo Bank, National Association, HSBC Bank USA, N.A and RBS Citizens, N.A., as co-documentation agents, and the other lenders party thereto.
99.2	Amendment, dated as of March 28, 2013, to Guarantee and Collateral Agreement, dated as of March 18, 2011, by Griffon Corporation and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent
99.3	Press Release, dated April 1, 2013